EXECUTION COPY

180 Connect, Inc.
6501 E. Belleview Avenue
Englewood, CO 80111

July 2, 2007

Ad.Venture Partners, Inc.
360 Madison Avenue
21st Floor
New York, NY 10017
Attention: Howie S. Balter
Ilan Slasky

Dear Gentlemen:

We refer to the transactions contemplated by (i) that certain Arrangement Agreement, dated March 13, 2007, by and among 6732097 Canada Inc., a corporation incorporated under the laws of Canada, Ad.Venture Partners, Inc. (“AVP”), a Delaware corporation and 180 Connect, Inc. (“180 Connect”), a corporation incorporated under the laws of Canada (the “180 Connect/AVP Transaction”) and (ii) that certain Bridge Financing (the “Bridge Financing Transaction”) with 180 Connect and Laurus Master Fund, Ltd. (“Laurus”). This letter agreement sets forth certain understandings and agreements we have reached in connection with the 180 Connect/AVP Transaction and the Bridge Financing Transaction.

We have agreed as follows:

1. If the 180 Connect/AVP Transaction fails to close as a result of (i) 180 Connect shareholder rejection of the 180 Connect/AVP Transaction (or if a 180 Connect shareholders meeting is not held on or prior to August 31, 2007) or (ii) 180 Connect’s requirement for additional financing prior to the closing of the 180 Connect/AVP Transaction, which causes 180 Connect to issue additional debt or equity securities and which would require an amendment to the AVP proxy statement on Form S-4 at a time such that the AVP shareholders meeting could not be held on or prior to August 31, 2007, then (x) on August 31, 2007 (or, in the event the failure to close occurs on or within five trading days prior August 31, 2007, then on the fifth trading day thereafter), 180 Connect shall issue to Howie S. Balter and Ilan Slasky (the “AVP Sponsors”) 250,000 warrants exerciseable at the VWAP on the Toronto Stock Exchange for the five trading days immediately following the date of announcement that the 180 Connect/AVP Transaction failed to close, (y) 180 Connect shall reimburse AVP and the AVP Sponsors for all legal fees and other expenses incurred by them with respect to the 180 Connect/AVP Transaction up to a maximum of $1,400,000, and (z) the AVP Sponsors shall be entitled to participate in any subsequent PIPE or similar financing transaction of 180 Connect consummated during the year 2007 on the same terms and conditions as the other investors in such PIPE or other financing transaction in an amount up to $7,000,000; provided, however, that the reimbursement obligations set forth in (y) above shall be payable only after the Expiration Date (as defined in that certain Amendment Agreement dated as of July __, 2007 among Laurus, 180 Connect Inc., a Nevada corporation (“180 Connect US”), and the other parties thereto) and so long as no Default or Event of Default under and as defined in that certain Security and Purchase Agreement dated as of July 31, 2006 among Laurus, 180 Connect US and the other parties party thereto (as amended, restated, modified and/or supplemented from time to time) has occurred and is continuing or would occur as a result of such reimbursement. Laurus shall be deemed a third party beneficiary under this Paragraph 1.

2. If the 180 Connect/AVP Transaction fails to close as a result of an AVP no vote (or if an AVP shareholders meeting is not held on or prior to August 31, 2007), then the AVP Sponsors shall be entitled to participate in any subsequent PIPE or similar financing transaction of 180 Connect consummated during the year 2007 on the same terms and conditions as the other investors in such PIPE or other financing transaction in an amount up to $7,000,000.

3. Whether or not the 180 Connect/AVP Transaction closes, 180 Connect shall reimburse the AVP Sponsors for legal fees (on closing of the Bridge Financing Transaction for the fairness opinion and three business days after 180 Connect receives an invoice for the legal fees) incurred by the AVP Sponsors solely in connection with the Bridge Financing Transaction, up to a maximum of $150,000.

4. If any provision of this letter agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this letter agreement in that jurisdiction or the validity or enforceability of any provision of this letter agreement in any other jurisdiction.

5. All questions concerning the construction, validity, enforcement and interpretation of this letter agreement shall be governed by the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

6. This letter agreement may be executed in identical counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each party and delivered to each other party; provided, that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[Signature Page Follows]

If the foregoing accurately reflects our understanding, please so indicate by your signature below.

Sincerely Yours,

180 CONNECT, INC.

By:	/s/ Peter Giacalone
Name: Title:

ACCEPTED AND AGREED TO:

HOWIE S. BALTER

/s/ Howie Balter

ILAN SLASKY

/s/ Ilan Slasky

ACCEPTED AND AGREED TO:

LAURUS MASTER FUND, LTD.

By:
Name: Title: